EXHIBIT 23.6





                   CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Time Warner Inc., relating to the 8,349,732 shares of Common Stock to be issued in connection with the acquisition of Summit Communications Group, Inc., of our report on the Paragon Communications financial statements and schedule dated January 19, 1995, except as to Note 6, which is as of January 27, 1995, which appears on page F-82 of the Annual Report on Form 10-K of Time Warner Entertainment Company, L.P. for the year ended December 31, 1994, which is incorporated by reference in the Time Warner Inc. Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP

Denver, Colorado
August 4, 1995